Exhibit 10.11

November 27, 2002

SMH Varitek LLC

600 Travis Street

Suite 3100

Houston, Texas 77002

Re:	Stock Options Granted to Randy S. Bayne by Varitek Industries, Inc., a Texas Corporation, on or after November 27, 2002

Gentlemen:

This letter is being executed by Randy S. Bayne (“Bayne”) and Varitek Industries, Inc., a Texas Corporation (“Varitek”), for the benefit of SMH Varitek LLC, a Delaware Limited Liability Company (“SHM”). The covenants and agreements of Bayne and Varitek in this letter are being made in consideration of the transactions contemplated by that certain Promissory Note in the original principal amount of $1,500,000 of even date herewith executed by Varitek, as Maker, payable to the order of SMH, as Holder.

1. With respect to any options or similar rights of any nature whatsoever (“Varitek Options”) to acquire common stock of Varitek or any other equity security of Varitek exercisable or convertible into common stock of Varitek (“Varitek Common Stock”) granted to Bayne by Varitek on or after the date hereof, up to 1,200,000 shares of Varitek Common Stock, Bayne hereby grants to SMH the following rights:

(a) With respect to any shares of Varitek Common Stock acquired by Bayne upon exercise of the Varitek Options that are simultaneously sold by Bayne, Bayne shall immediately pay to SMH twenty-five percent (25%) of the profit realized by Bayne on such exercise and sale which shall be the difference between (i) the gross sales proceeds for such shares that are sold (before the payment of any applicable federal or state income or other taxes owed by Bayne), and (ii) the exercise price paid for the exercise of the related Varitek Options; and

(b) With respect to any shares of Varitek Common Stock acquired by Bayne upon exercise of the Varitek Options that after such exercise are held by Bayne, Bayne shall immediately transfer to SMH a number of Varitek Options that entitles SMH to acquire a number of shares of Varitek Common Stock equal to twenty-five percent (25%) of the shares of Varitek Common Stock so held by Bayne by execution of transfer documentation reasonably acceptable to SMH, confirming that the Varitek Options being transferred to SMH are free and clear of all liens and encumbrances of any nature whatsoever. Varitek agrees that all Varitek Options granted to Bayne shall allow the transfer of the Varitek Options contemplated by this paragraph and shall include a customary cashless exercise provision.

2. Bayne hereby confirms and agrees that he has not, and shall not, pledge, grant any security interest in, or otherwise encumber in any respect, any of the Varitek Options or any of the Varitek Common Stock that may be acquired upon exercise of the Varitek Options referenced in this letter.

3. Bayne shall give SMH written notice of any exercise by him of Varitek Option concurrent with such exercise.

4. With respect to any shares of Varitek Common Stock acquired by SMH under paragraph 1.(b) above (the “Option Shares”), Varitek hereby grants to SMH the following registration rights:

Varitek agrees to register on behalf of SMH the resale of all of the Option Shares by SMH or any of its affiliates, or in the case that the Option Shares are not in the form of common stock, all of the common stock underlying the Option Shares (the “Registerable Securities”), in either (i) any registration statement filed by Varitek with respect to any capital stock of Varitek (including, without limitation, any common stock issuable upon conversion of shares of preferred stock) sold pursuant to the terms of the Private Agent Agreement dated on or about March 20, 2002, between Varitek and Sanders Morris Harris, Inc. or (ii) upon written request by SMH or any of its affiliates, any other appropriate registration statement necessary to effectuate resales of the Option Shares or the common stock underlying the Option Shares by SMH or any of its affiliates, if any Option Shares or the common stock underlying the Option Shares have not been registered under the preceding clause (i). Varitek further agrees to maintain the effectiveness of said resale registration statement(s) until the earlier of the sale, transfer or assignment of all of the Registerable Securities or the availability of the resale of all of the Registerable Securities in reliance on Rule 144(k). Varitek shall bear all of the expenses of the registration statement(s) and the maintenance of its effectiveness (including, without limitation, filing fees, printing costs, attorneys’ fees, accountants’ fees, including the fees relating to any comfort letters, and similar expenses), except that SMH shall be responsible for any brokers’ fees or commissions related to the actual transfer or assignment of the Registerable Securities. Varitek shall provide SMH with a reasonable number of copies of the current prospectus necessary to effectuate resales pursuant to said registration statement(s) during the term of its effectiveness.

5. Bayne shall not be required to comply with the terms of this letter only to the extent and for such time periods that such compliance would result in a violation by Bayne of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”). If Bayne is relieved of his obligations to comply with the terms of this letter under the preceding sentence, then he shall fully comply with all the terms of this letter as soon as legally permitted under Section 16.

6. This letter shall be governed by the laws of the State of Texas, without application of conflicts of law principles.

7. This letter states the complete agreement between the parties with respect to the matters set forth herein.

By execution of this letter, Bayne, Varitek and SMH hereby agree to the terms set forth herein.

Very truly yours,

/s/ RANDY S. BAYNE
Randy S. Bayne, Individually

Varitek Industries, Inc., a Texas Corporation

By:	/s/ RANDY S. BAYNE
Name:	Randy Bayne
Title:	President & CEO

Accepted and Agreed this            day of November, 2002

SHM Varitek LLC, a Delaware Limited Liability Company

By:	/s/ DONALD WEIR
Name:	Donald Weir
Title:	President